Press Release	Source: Imagenetix, Inc.

Imagenetix Second Quarter Revenue up 95 Percent
Tuesday November 22, 8:30 am ET

Non-Cash Charge of $5.3 Million Related to Warrants and Options Results in Loss

SAN DIEGO--(Nov. 22, 2005--Imagenetix, Inc. (OTCBB:IAGX - News), an innovator of scientifically tested, natural-based, proprietary bioceutical products that enhance human health, today announced that, for the second fiscal quarter ended September 30, 2005, it reported revenue of $2,016,295, a 95 percent increase on revenues of $1,034,146 reported in the same quarter of the prior fiscal year. The company reported a net loss of $5,075,213, or $.48 per fully diluted share, in the second quarter of fiscal 2005, compared to net income of $17,812, or $.00 per fully diluted share, for the same quarter in fiscal 2004.

Imagenetix' excellent revenue performance in the second fiscal quarter was primarily attributable to accelerating mass market sales of the company's flagship bioceuticals, Celadrin® oral for joint function and mobility, Celadrin® topical for aches and pains, and a recently introduced product, Celadrin® combined with glucosamine. During the second fiscal quarter these products were picked up by an additional 10,000 drug chain and mass market retail outlets, bringing their total by September 30, 2005, to 30,000 retail outlets across the U.S. and Canada.

The company's bottom line performance in the quarter, though, was impacted by increases in certain operational expenses relating to its continuing media campaign for the Celadrin products and a one-time, non-cash charge of $5,284,882 related to extending the expiration dates on warrants and stock options issued in 2000 and 2001.

Exclusive of this non-cash charge, the company was profitable in the second fiscal quarter.

For the first six months of fiscal 2005, Imagenetix reported revenues of $4,886,040, a 120 percent increase on revenues of $2,220,309 reported for the first six months of fiscal 2004. Imagenetix reported a net loss of $4,771,202, or $.45 per fully diluted share, for the first six months of fiscal 2005, compared to net income of $307,841, or $.03 per fully diluted share, for the same period in the prior fiscal year. The six months was impacted by the same one-time, non-cash charge of $5,284,882 related to extending the expiration dates on warrants and stock options issued in 2000 and 2001.

In the third fiscal quarter of 2005, the company is expected to reduce overall operating expenses, said chief executive officer, William P. Spencer, returning Imagenetix to improved profitability.

"As our products begin to demonstrate a high level of brand recognition in the retail marketplace, we should be able to control certain expense categories and thereby achieve enhanced profit margins," said Mr. Spencer. "We also anticipate being able to introduce several new products in the coming quarters that should drive growth and profitability."

Mr. Spencer said he expected to be able to make such new product announcements in the coming months.

Imagenetix, Inc. develops, formulates, private-labels, and produces nutritional supplements, over-the-counter topical creams, skin care products and pharmaceuticals for inflammatory-related markets. For more information, please visit www.imagenetix.net.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Imagenetix, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004

Net sales	$2,016,295	$1,034,146	$4,886,040	$2,220,309

Cost of sales	1,152,244	470,464	2,607,343	1,183,395

Gross profit	864,051	563,682	2,278,697	1,036,914

Operating expenses:
General and administrative	1,076,388	228,861	1,509,505	347,322
Payroll expense	272,344	125,052	450,076	203,599
Consulting expense	207,782	80,599	469,199	153,620
Operating expenses	1,556,514	434,512	2,428,780	704,541

Operating (loss income)	(692,463)	129,170	(150,083)	332,373

Other income (expense):
Other income	9,105	1	18,017	2

Modification of warrants	(4,675,304)	-	(4,675,304)	-
Interest expense	(4,551)	(7,207)	(17,532)	(13,957)

Other income (expense)	(4,670,750)	(7,206)	(4,674,819)	(13,955)

(Loss) income before income taxes	(5,363,213)	121,964	(4,824,902)	318,418

Provision for (benefits from) taxes	(288,000)	104,152	(53,700)	10,577

Net (loss) income	$(5,075,213)	$17,812	$(4,771,202)	$307,841

Basic (loss) income per share	$(0.48)	$-	$(0.45)	$0.04

Diluted (loss) income per share	$(0.48)	$-	$(0.45)	$0.03

Contact:
Imagenetix, Inc.
William P. Spencer, 858-674-8455
or
Eisenberg Communications
Rick Eisenberg, 212-496-6828